Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-163152) of our report, dated September 28, 2012, on our audits of the consolidated financial statements of Avantair, Inc. as of June 30, 2012 and 2011(restated) and for the years then ended, included in its Annual Report on Form 10-K for the year ended June 30, 2012 which is incorporated herein by reference. Our report included an explanatory paragraph with respect to the restatement of the 2011 consolidated financial statements. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ CohnReznick LLP

Jericho, New York

March 5, 2013